Exhibit 3

Westpac Banking Corporation ABN 33 007 457 141

Group Secretariat
Level 20, Westpac Place
275 Kent Street
Sydney NSW 2000 Australia
Telephone: (02) 8253 0390
Facsimile: (02) 8253 1215
annasandham@westpac.com.au

6 May 2009

Company Announcements Platform

ASX Limited

20 Bridge Street

SYDNEY NSW 2000

Dear Sir/Madam

2009 Interim Ordinary Dividend — Information

Amount and Payment Date

The Board of Westpac Banking Corporation (Westpac) announced today in its interim 2009 results announcement that it has determined to pay an interim ordinary dividend for the half year ended 31 March 2009 of 56 cents per fully paid ordinary share on 2 July 2009.

This dividend will be franked to the extent of 100% with Australian franking credits.

Record Date

The dividend will be paid to all holders of Westpac ordinary shares who are registered on the share register as at the record date, 5.00 pm on 22 May 2009 (5.00 pm on 21 May 2009 in New York).

Ex-dividend Date

The ex-dividend date is 18 May 2009.

Dividend Reinvestment Plan (DRP)

The Westpac Board has determined that in relation to the 2009 interim dividend the DRP will operate as follows:

•        the Market Price at which shares are issued under the DRP will include a discount of 2.5%; and

•        the pricing period for setting the Market Price will be the 10 trading days commencing 26 May 2009.

The DRP discount and other terms are reviewed prior to each dividend payment and the DRP terms that will apply to future dividends will be announced to the ASX at the relevant times.

The DRP terms that apply to the dividend, and a complete copy of the DRP terms and conditions, can be found within the Shareholder Services section of Westpac’s website at www.westpac.com.au/investorcentre.

If shareholders wish to participate in the DRP for the upcoming dividend, or to change their level of participation, they must complete a DRP application or variation form and return it to Westpac’s share registry, Link Market Services, by no later than 5.00 pm (Sydney time) on 22 May 2009.

Yours sincerely

Anna Sandham

Head of Group Secretariat